UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2010

Online Resources Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26123	52-1623052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4795 Meadow Wood Lane, Chantilly, Virginia		20151
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-653-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2010 the Company granted 23,809 shares of restricted stock to each of Raymond T. Crosier, interim Chief Executive Officer, and Catherine A. Graham, Chief Financial Officer, (each grant, the "Award") under the Company’s Amended and Restated 2005 Restricted Stock and Option Plan (the "Plan"). Each Award had a value of $125,000 as of the date of grant. Each Award will vest in full on January 1, 2011, generally subject to the continued service of the recipient with the Company, unless the recipient’s employment is terminated by the Company without Cause (as defined in the Plan) prior to such date, in which case the Award will immediately vest on the date of such termination.

In addition to his Award, on January 4, 2010 the Company awarded Mr. Crosier an increase in base salary of $10,000 for each month of his service as the interim CEO. Such increased salary amounts will be payable in cash in full on January 1, 2011, subject to Mr. Crosier’s continued service with the Company through that date, unless Mr. Crosier’s employment is terminated by the Company without Cause (as defined in the Plan) prior to such date, in which case the additional salary accrued to the date of Mr. Crosier’s termination will be payable in cash on the date of such termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

January 8, 2010	By:	Catherine A. Graham

Name: Catherine A. Graham
Title: Executive Vice President, Chief Financial Officer